                                                                  EXHIBIT 10.30


                        DATED THIS 18th DAY OF JUNE 1997





                                    BETWEEN


                          FRITZ LOGISTICS (S) PTE LTD


                                      AND


                   STANDARD CHARTERED BANK, SINGAPORE BRANCH




                       ===================================

                                 LOAN AGREEMENT
                                  RELATING TO
                        S$19,500,000 TERM LOAN FACILITY

                       ===================================

                                  RAJAH & TANN

                                   SINGAPORE

                                        C O N T E N T S

CLAUSE                               HEADING                                                 PAGE
1.                   INTERPRETATION   . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1

2.                   THE FACILITY   . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  8

3.                   CONDITIONS PRECEDENT   . . . . . . . . . . . . . . . . . . . . . . . . .  8

4.                   DRAWINGS   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   10

5.                   INTEREST   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   11

6.                   REPAYMENT, PREPAYMENT AND CANCELLATION   . . . . . . . . . . . . . . .   13

7.                   MARKET DISRUPTION  . . . . . . . . . . . . . . . . . . . . . . . . . .   14

8.                   CHANGE OF LAW OR CIRCUMSTANCES   . . . . . . . . . . . . . . . . . . .   15

9.                   TAXES AND OTHER DEDUCTIONS   . . . . . . . . . . . . . . . . . . . . .   16

10.                  FEES AND EXPENSES  . . . . . . . . . . . . . . . . . . . . . . . . . .   17

11.                  ADVERSE MARKET CHANGE  . . . . . . . . . . . . . . . . . . . . . . . .   18

12.                  PAYMENTS AND EVIDENCE OF DEBT  . . . . . . . . . . . . . . . . . . . .   18

13.                  REPRESENTATIONS AND WARRANTIES   . . . . . . . . . . . . . . . . . . .   19

14.                  UNDERTAKINGS   . . . . . . . . . . . . . . . . . . . . . . . . . . . .   22

15.                  EVENTS OF DEFAULT  . . . . . . . . . . . . . . . . . . . . . . . . . .   29

16.                  DEFAULT INTEREST   . . . . . . . . . . . . . . . . . . . . . . . . . .   32

17.                  INDEMNITIES AND SET-OFF  . . . . . . . . . . . . . . . . . . . . . . .   32

18.                  AMENDMENTS   . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   33

19.                  WAIVER AND SEVERABILITY  . . . . . . . . . . . . . . . . . . . . . . .   33

20.                  MISCELLANEOUS  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   34

21.                  ASSIGNMENT   . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   34

22.                  NOTICES  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   35

23.                  GOVERNING LAW AND JURISDICTION   . . . . . . . . . . . . . . . . . . .   36

SCHEDULE 1           FORM OF NOTICE OF DRAWING  . . . . . . . . . . . . . . . . . . . . . .   38

         THIS AGREEMENT is made on the 18th day of June 1997



               BETWEEN :-

(1) FRITZ LOGISTICS (S) PTE LTD, a company incorporated under the laws of the Republic of Singapore with its registered office at 6 Changi South Lane Singapore 486400 as borrower ("THE BORROWER"); and

(2) STANDARD CHARTERED BANK, a corporation established in England by Royal Charter and having a place of business in Singapore at No. 6, Battery Road, Singapore 049908, as lender ("THE LENDER").



               IT IS HEREBY AGREED as follows :-

1.             INTERPRETATION

1.1 Definitions. In this Agreement, unless the context requires otherwise :-

"ADVANCE" means the principal amount advanced to the Borrower on the occasion of each Drawing;

"ASSIGNMENT OF PROPERTY" means the Deed of Assignment in the agreed form executed or to be executed by the Borrower in respect of all the estate rights title and interests of the Borrower in under or arising out of the Building Agreement and in the Property and includes any amendments and variations thereto or any further deed of assignment or any deed executed in substitution for or in addition to the Assignment of Property;

"AVAILABILITY PERIOD" means the period commencing on the date of this Agreement and ending on the earlier of (i) the date one (1) year after the date of this Agreement; and (ii) the date on which the Facility is fully drawn, cancelled or terminated under the provisions of this Agreement;

"BANKING DAY" means a day (excluding Saturday and Sunday) on which banks are open for business in Singapore;

"BUILDING AGREEMENT" means the Building Agreement dated 23 August 1996 and made between the Lessor of the one part and the Borrower of the other part in which the Lessor has agreed to grant to the Borrower a licence in relation to the Property for a term of two (2) years from 1 January 1995 and thereafter, a lease of the Property for a term of thirty (30) years from 1 January 1995 on the terms and conditions contained therein and includes any amendments and variations thereto or any further or supplemental agreement or deed executed in substitution for or in addition to the Building Agreement;

"CHARGE" means :-

(a) any mortgage, charge, pledge, lien, encumbrance, hypothecation or other security interest or security arrangement of any kind;

(b) any arrangement whereby any rights of one party are subordinated to any rights of any third party;

(c)            any contractual right of set-off; and

(d) any title retention, sale and leaseback and sale and repurchase other than those created in the ordinary course of business;

"COST OF FUNDS" means in relation to any relevant sum and any relevant period the costs incurred or to be incurred by the Lender in making available sums under the Facility to the Borrower, expressed either as the Swap Rate or SIBOR together with statutory reserve costs (as determined by the Lender) at the Borrower's option;

"DRAWING" means a drawing under the Facility pursuant to Clause 4;

"EVENT OF DEFAULT" means any event or circumstance specified as such in Clause 15; and "PROSPECTIVE EVENT OF DEFAULT" means any event or circumstance which with the giving of notice and/or the passage of time would be an Event of Default, and which event or circumstance is not remedied by the Borrower to the Lender's satisfaction by the end of each Fiscal Quarter;

"FACILITY" means the term loan facility of up to S$19,500,000 to be made available under this Agreement;

"FISCAL QUARTER" means each three (3) month period in a financial year of the Borrower, the first such period beginning at the commencement of the financial year of the Borrower;

"FRITZ GROUP OF COMPANIES" means Fritz Companies Inc. and its subsidiaries;

"GUARANTEE" means the guarantee in the agreed form executed or to be executed by the Guarantor to secure the obligations of the Borrower under this Agreement and includes any amendments and variations thereto or any further deed of guarantee or any deed executed in substitution for or in addition to the Guarantee;

"GUARANTOR" means Fritz Companies, Inc, a company incorporated under the laws of the State of Delaware, United States of America, with its registered office at 706, Mission Street, Suite 600, San Francisco, CA 94103;

"INSURANCES" means the insurances to be effected in accordance with Clause
14.1.8;

"INTEREST PAYMENT DATE" means the last day of an Interest Period;

"INTEREST PERIOD" means an interest period ascertained in accordance with Clause 5;

"LEASE" means the lease for a term of thirty (30) years from the 1st January 1995 granted or to be granted by the Lessor to the Borrower pursuant to the terms and conditions of the Building Agreement and includes any amendments and variations and any supplemental lease thereto;

"LESSOR" means Jurong Town Corporation;

"LOAN" means the aggregate principal amount drawn and for the time being outstanding under the Facility;

"MATURITY DATE" means the date five (5) years from the date of this Agreement;

"MARGIN" in relation to each Interest Period means :-

(a) where the total of the Loan(s) is an aggregate of S$15,000,000 or more and the Guarantor's Cash Flow Leverage Ratio (as defined in the Multicurrency Agreement) is equal to or greater than 2.0, three quarters of one percent (0.75%);

(b) where the total of the Loan(s) is an aggregate of S$15,000,000 or more and the Guarantor's Cash Flow Leverage Ratio is less than 2.0, six tenths of one percent (0.60%) ;

(c) where the total of the Loan(s) is less than an aggregate of S$15,000,000 and the Guarantor's Cash Flow Leverage Ratio is equal to or greater than 2.0, six tenths of one percent (0.60%); and

(d) where the total of the Loan(s) is less than an aggregate of S$15,000,000 and the Guarantor's Cash Flow Leverage Ratio is less than 2.0, one half of one percent (0.50%);

"MORTGAGE" means the mortgage in the agreed form executed or to be executed by the Borrower in respect of the Property pursuant to the Assignment of Property and includes any amendments and variations thereto or any further mortgage or any mortgage executed in substitution for or in addition to the Mortgage;

"MULTICURRENCY AGREEMENT" means the Multicurrency Credit Agreement dated 15 December 1995 made between the Guarantor, Bank of America National Trust & Savings Association as agent and the other financial institutions party thereto and includes any amendments and variations thereto;

"NOTICE OF DRAWING" means a notice in or in substantially the form set out in
Schedule 2;

"PROPERTY" means the property known as Private Lot A11920 and comprised in Lot 403 and part of Lots 401, 402, 404, 405, 406, 393, 394, 395, 396 and 7895 of
Mukim 27 more particularly described in the First Schedule of and delineated on the plan annexed to the Building Agreement together with the building and all other appurtenances erected or to be erected thereon (excluding the automated storage and retrieval system to be acquired by the Borrower on hire-purchase) known as 6 Changi South Lane, Singapore 486400;

"REFERENCE BANKS" means the principal offices of Bank of America and Citibank NA or any substitute reference bank(s) appointed by the Lender and agreed by the Borrower;

"REPAYMENT DATE" means the date(s) on which the Loan is to be repaid in accordance with Clause 6;

"SECURITY DOCUMENTS" means the Guarantee, the Mortgage, the Assignment of Property and any other document executed from time to time by whatever person as a further guarantee of or security for the Borrower's obligations hereunder;

"SECURITY PARTY" means the Guarantor, and where the context permits, any person other than the Borrower which has provided or subsequently provides a guarantee of or security for the Borrower's obligations under this Agreement;

"SIBOR" means, in relation to any relevant sum and any relevant period, the rate determined by the Lender to be :-

(a) the rate shown on the Telerate Monitor Screen as being the rate per annum at which Singapore Dollar deposits are offered for a period equal or comparable to such period at or about 11:00 a.m. (Singapore time) on the second Banking Day before the first day of such period; for this purpose "Telerate Monitor Screen" means the display designated as page "7310" on the Telerate Monitor system or such other page as may replace page "7310" on that system for the purpose of displaying offered rates for Singapore Dollar deposits; or

(b) if at or about such time on any relevant day no such rate appears on the Telerate Monitor Screen, the rate determined by the Lender to be the arithmetic mean (rounded up if necessary to the nearest integral multiple of 1/16%) of the respective rates notified to the Lender by each Reference Bank as being the rate per annum at which Singapore Dollar deposits in an amount comparable to such sum are offered to that Reference Bank for such period by prime banks in the Singapore interbank market at or about 11:00 a.m. (Singapore time) on the second Banking Day before the first day of such period provided that if any Reference Bank does not notify such a rate to the Lender for any relevant period SIBOR for such period shall be determined on the basis of the rates notified by the other Reference Banks;

"SINGAPORE DOLLARS" and the sign "S$" mean the lawful currency for the time being of Singapore;

"SUBSIDIARY" in relation to any company mean any other company or other entity directly or indirectly under the control of the first-mentioned company, for this purpose "control" means ownership of more than fifty per cent (50%) of the voting share capital or equivalent right of ownership of such company or entity, or power to direct its policies and management whether by contract or otherwise;

"SWAP RATE" means, in relation to an Advance or overdue sum, the rate per annum (expressed as a percentage) determined by the Lender to be equal to Y (which shall be calculated to the nearest four decimal places) calculated in accordance with the following formula :-

               Y      =       (R x 365)  +  (F x 36500)  +  (F x R x 365)
                                   360       S     N         S           360

               where :-

               F      =       the premium (being a positive number) or the
                              discount (being a negative number), as the case may be, which would have been received or paid by the Lender in offering to sell US Dollars forward in exchange for Singapore Dollars on the last day of the term of such Advance or, as the case may be, the last day of such Interest Period relating to such overdue sum in the Singapore inter-bank market at or about 11:00 a.m. (Singapore time) on the second (2nd) Banking Day before the first
                              (1st) day of the term of such Advance or, as the case may be, the first (1st) day of such Interest
                              Period relating to such overdue sum;

               S      =       the exchange rate at which the Lender sells US
                              Dollars spot in exchange for Singapore Dollars in the Singapore foreign exchange market as quoted by the Lender at or about 11:00 a.m. (Singapore time) on the second (2nd) Banking Day before the first (1st) day of the term of such Advance or, as the case may be, the first (1st) day of such Interest Period relating to such overdue sum;

               R      =       the rate at which the Lender is offering US
                              Dollar deposits for the term of such Advance or, as the case may be, such Interest Period relating to such overdue sum in an amount comparable to the US Dollar equivalent of such Advance or, as the case may be, such overdue sum (such US Dollar equivalent to be determined by that Reference
                              Bank at such rate or rates as that Reference Bank determines to be most appropriate) to prime banks in the Singapore inter-bank market at or about
                              11:00 a.m. (Singapore time) on the second (2nd)
                              Banking Day before the first (1st) day of the term of such Advance or, as the case may be, the first (1st) day of such Interest Period relating to such overdue sum; and

               N      =       the actual number of days in the term of such
                              Advance or, as the case may be, such Interest
                              Period relating to such overdue sum.

"UNITED STATES DOLLARS" and the sign "US$" mean the lawful currency for the time being of the United States of America;

1.2 Construction. In this Agreement, unless the context requires otherwise, any reference to :- an "AUTHORISATION" includes any approvals, consents, licences, permits, franchises, permissions, registrations, resolutions, directions, declarations and exemptions;

"INDEBTEDNESS" includes any obligation of any person for the payment or repayment of money, whether present or future, actual or contingent, including but not limited to, any such obligation :-

(a) under or in respect of any acceptance, bill, bond, debenture, note or similar instrument;

(b) under or in respect of any guarantee, indemnity, counter-security or other assurance against financial loss;

(c) in respect of the purchase, or capital lease of any asset or service, other than in respect of the automated storage and retrieval system to be acquired by the Borrower on hire-purchase; or

(d) in respect of any indebtedness of any other person whether or not secured by or benefiting from a Charge on any property or asset of such person;

"LAW" and/or "REGULATION" includes any constitutional provisions, treaties, conventions, statutes, acts, laws, decrees, ordinances, subsidiary and subordinate legislation, orders, rules and regulations having the force of law and rules of civil and common law and equity;

an "ORDER" includes any judgment, injunction, decree, determination or award of any court, arbitration or administrative tribunal;

a "PERSON" includes any individual, company, body corporate or unincorporate or other juridical person, partnership, firm, joint venture or trust or any federation, state or subdivision thereof or any government or agency thereof; and

"TAX" includes any tax, levy, duty, charge, impost, fee, deduction or withholding of any nature now or hereafter imposed, levied, collected, withheld or assessed by any taxing or other authority and includes any interest, penalty or other charge payable or claimed in respect thereof and "TAXATION" shall be construed accordingly.

1.3 Successors and Assigns. The expressions "BORROWER" and "LENDER" shall, where the context permits, include their respective successors and permitted assigns and any persons deriving title under them.

1.4 Miscellaneous. In this Agreement, unless the context requires otherwise, references to statutory provisions shall be construed as references to those provisions as replaced, amended, modified or re-enacted from time to time; words importing the singular include the plural and vice versa and words importing a gender include every gender; references to this Agreement or any Security Document shall be construed as references to such document as the same may be amended, supplemented or novated from time to time; unless otherwise stated, references to Clauses, Schedules and Appendices are to clauses of, and schedules and appendices to this Agreement and references to this Agreement include its Schedules and Appendices. Clause headings are inserted for reference only and shall be ignored in construing this Agreement.


2.             THE FACILITY

2.1 Amount. Subject to the provisions of this Agreement the Lender will make available to the Borrower the Facility in aggregate of up to S$19,500,000 in accordance with the terms of this Agreement.

2.2 Purpose. The proceeds of the Facility shall be used by the Borrower to finance the development costs of the Property. The Lender shall have no responsibility to see to the application of the proceeds of the Facility by the Borrower.


3.             CONDITIONS PRECEDENT

3.1 Conditions. The Lender shall not be obliged to make any Advance to the Borrower unless the Lender shall have received not less than ten (10) Banking Days from the proposed date of the first Drawing :-

               Facility Agreement

3.1.1          this Agreement duly executed by all the parties;

               Corporate Documents

3.1.2          in relation to the Borrower, certified true copies of :-

               (i) its Certificate of Incorporation and Memorandum and Articles of Association;

               (ii) a list of its current directors and officers with their specimen signatures;

               (iii) resolutions of its board of directors approving the borrowing and the giving of security on the terms of this Agreement and the Security Documents to which it is a party and authorising the relevant person or persons to execute this Agreement, the relevant Security Documents, all Notices of Drawing and other documents required in connection herewith, and the specimen signature(s) of such person(s); and

               (iv)   the FY1996 audited financial statements of the Borrower.

3.1.3          in relation to the Guarantor certified true copies of :-

               (i) its certificate of incorporation and memorandum and articles of association;

               (ii) its current business registration certificate and all other necessary authorisations for the operation of its business, if any;

               (iii)  a list of its current directors and officers; and

               (iv) resolutions of its board of directors (and, where relevant, its shareholders) approving the execution of the relevant Security Documents to which it is a party and authorising the relevant person or persons to execute such Security Documents and any other notices and documents required in connection therewith, and the specimen signature(s) of such person(s);

               Security and other Documents

3.1.4          the Guarantee duly executed by the Guarantor;

3.1.5 the Assignment of Property to the Lender duly executed by the Borrower and all documents required pursuant thereto;

3.1.6 the Mortgage duly executed by the Borrower and registered with the relevant authorities and all documents required pursuant thereto;

               Miscellaneous

3.1.7 certified true copy of a satisfactory valuation report on the Property by a valuer acceptable to the Lender and on a basis approved by the Lender;

3.1.8          the originals of the policies of insurance referred to in Clause
               14.1.8 in relation to the Property arranged with such insurer as the Lender may agree;

3.1.9 evidence that all necessary filings, registrations and other formalities have been or will be completed in order to ensure that this Agreement and the Security Documents are valid and enforceable (certified copies of official receipts to be sufficient evidence of such filings or registration);

3.1.10 the Borrower's financial projections (incorporating projected profits) for each of the five (5) years beginning from the date of this Agreement; and

3.1.11 such other documents as the Lender may reasonably request and which are agreed to by the Borrower in connection with the Facility.

3.2 Lender's Approval. All the documents and evidence referred to in Clause 3.1 shall be in form and substance satisfactory to the Lender, and shall be received not later than ten (10) days before the first Drawing under the Facility. Copies required to be certified shall be certified in a manner satisfactory to the Lender by a director of the Borrower.


4.             DRAWINGS

4.1 Drawings. Subject to the provisions of Clause 4.2 and the other terms and conditions of this Agreement, the Borrower may from time to time on any Banking Day during the Availability Period make Drawings under the Facility for the purpose set out in Clause 2.2 provided that :-

4.1.1 the amount of each Drawing shall be at least S$1,000,000, and in integral multiples of S$100,000; and

4.1.2          the aggregate principal amount of all Drawings under Clause
               4.1.1 shall not exceed the aggregate principal amount of the Facility available for drawing under the Facility.

4.2 Other Conditions applicable to Drawings. The making of each Drawing is also subject to the conditions that :-

4.2.1 the requirements of Clause 3 shall have been satisfied before the first Notice of Drawing is given;

4.2.2 the Lender shall have received not later than 12:00 noon (Singapore time) on the third (3rd) Banking Day before the date on which the Drawing is to be made a duly completed and signed original Notice of Drawing; and

4.2.3 no Event of Default or Prospective Event of Default shall have occurred (or would be likely to occur as a result of the Drawing being made) and all representations and warranties made by the Borrower in or in connection with this Agreement shall be true and correct as at the date such Drawing is to be made with reference to the facts and circumstances then subsisting.

4.3 Notice of Drawings Irrevocable. A Notice of Drawing once given shall be irrevocable and the Borrower shall be bound to make a Drawing in accordance therewith, except as otherwise provided in this Agreement. If for any reason a Drawing is not made in accordance with a Notice of Drawing, the Borrower shall on demand pay to the Lender such amount (if any) as the Lender may certify to be necessary to compensate it for any loss or expense reasonably incurred in liquidating or redeploying funds arranged for the purpose of the proposed Drawing or otherwise as a consequence of the proposed Drawing not having been made in accordance with the Notice of Drawing.

4.4 Cancellation. Any part of the Facility that is undrawn at the end of the Availability Period shall be deemed to be cancelled pursuant to Clause 6.5.


5.             INTEREST

5.1 Interest. The Borrower shall pay interest on the Loan on each Interest Payment Date in accordance with the provisions of this Clause. In the case of an Interest Period of six (6) months' duration, the interest accrued during the first three (3) months shall be paid on the last day of that three
(3) month period and the interest accrued during the next three (3) months shall be paid on the last day of that Interest Period.

5.2 Interest Periods. Interest shall be calculated on each advance by reference to successive Interest Periods. The Interest Periods applicable to the Loan and each Advance shall be one (1), two (2), three (3) or six (6) months as selected by the Borrower in accordance with Clause 5.3 provided that :-

5.2.1 the first Interest Period shall commence on the date on which the first Advance is made and end on the date falling one (1), two (2), three (3) or six (6) months after the date of the Advance;

5.2.2 in relation to each Advance after the first Advance, the first Interest Period shall end on the last day of the Interest Period then running in respect of the Loan so that all existing Advances shall be consolidated upon the expiry of each Interest Period (to the extent not already consolidated in accordance with this Clause);

5.2.3 each Interest Period (except the first Interest Period in relation to each Advance) shall commence on the last day of the preceding Interest Period;

5.2.4 any Interest Period which would otherwise end on a non-Banking Day shall instead end on the next following Banking Day or, if that Banking Day is in another calendar month, on the immediately preceding Banking Day;

5.2.5 if any Interest Period commences on the last Banking Day of a calendar month or on a day for which there is no numerically corresponding day in the calendar month one (1), two (2), three
               (3) or six (6) months thereafter, that Interest Period shall, subject to Clauses 5.2.2 and 5.2.6, end on the last Banking Day of such later calendar month; and

5.2.6 if any Interest Period would otherwise extend beyond a repayment date under Clause 6.1, then, subject to adjustment in accordance with Clause 12.3, such Interest Period shall end on that date.

5.3 Selection. Subject to Clause 5.2, the Borrower may select the length of an Interest Period, and the determination of the Cost of Funds by reference either to the Swap Rate or SIBOR, by written notice to be received by the Lender not later than 12:00 noon (Singapore time) on the fifth (5th) Banking Day before the start of that Interest Period, and if the Borrower does not give such a notice it shall be deemed to have selected a three (3) month Interest Period and the determination of the Cost of Funds by SIBOR.

5.4 Rate and Calculation. The rate of interest applicable to the Loan or the relevant part thereof for each Interest Period shall be the rate per annum computed by the Lender to be the aggregate of the Cost of Funds for that Interest Period and the Margin. Interest shall accrue from day to day, shall be calculated on the basis of the actual number of days elapsed on a 360 day year, including the first day of the period during which it accrues but excluding the last, and shall be paid (subject to Clause 5.1) in arrears on the last day of each Interest Period applicable to the amount in respect of which interest is payable. The Lender shall notify the Borrower in writing of each interest rate determined under this Clause within three (3) working days after value date of drawdown.


6.             REPAYMENT, PREPAYMENT AND CANCELLATION

6.1 Repayment. The Borrower shall repay the Loan by eight (8) successive quarterly instalments in the sum of S$250,000 for the first seven
(7) instalments and the full balance of unpaid principal for the final instalment, the first instalment to be paid on the date falling thirty-nine
(39) months after the date of this Agreement. Any prepayment pursuant to Clause
6.2 shall reduce the amount of the repayment instalments calculated as aforesaid in inverse order of maturity.

6.2 Voluntary Prepayment. The Borrower may prepay all or part of the Loan on any Interest Payment Date, provided that :-

6.2.1 the Borrower shall have given to the Lender not less thirty (30) days' prior written notice specifying the amount and date of prepayment; and

6.2.2 all other sums then due and payable under this Agreement shall have been paid.

6.3 Provisions applicable to Prepayments. Any notice of prepayment given by the Borrower under any provision of this Agreement shall be irrevocable and the Borrower shall be bound to make a prepayment in accordance therewith. The Borrower may not prepay the Loan or any part thereof except in accordance with the express terms of this Agreement. Amounts prepaid may not be reborrowed under this Agreement. All prepayments shall comprise the stated amount of principal and interest accrued and unpaid.

6.4 Other Amounts. If the Loan or any part thereof is prepaid under any provision of this Agreement except Clause 6.2, the Borrower shall (unless otherwise expressly provided for in this Agreement) also pay to the Lender :-

6.4.1 at the time of prepayment, interest accrued up to the date of prepayment and all other sums payable by the Borrower under this Agreement; and

6.4.2 on demand, such amount as is reasonably necessary to compensate it for any loss or expense incurred as a consequence of such prepayment (including any breakage cost, make-whole premium or any loss reasonably and properly incurred in liquidating or redeploying funds acquired to maintain the Loan), as certified in writing by the Lender.

6.5 Voluntary Cancellation. The Borrower may cancel all or part of the undrawn Facility by giving to the Lender not less than thirty (30) days' prior written notice, provided that any cancellation shall only be made on the expiry of each Interest Period.

Any partial cancellation pursuant to this Clause shall reduce the undrawn part of the Facility accordingly.

6.6 Final Repayment. The balance (if any) of the Loan together with all accrued interest and other monies outstanding in connection with the Facility shall be repaid on the Maturity Date.


7.             MARKET DISRUPTION

7.1            Market Disruption.  If in relation to any Interest Period :-

7.1.1 The Lender determines (which determination shall be conclusive and binding) that by reason of circumstances affecting the Singapore interbank market generally, adequate and fair means do not exist for ascertaining SIBOR or Swap Rate for that Interest Period; or

7.1.2 no rate appears on the Telerate Monitor Screen for that Interest Period and less than two (2) Reference Banks notify the Lender of a rate for the purpose of determining SIBOR for that Interest Period, the Lender shall promptly notify the Borrower and no Advance or further Advance (as the case may be) shall be made unless and until an alternative basis is agreed in accordance with Clause 7.2.

7.2 Alternative Basis by Agreement. Immediately following such notification, the Borrower and the Lender shall negotiate in good faith with a view to agreeing upon an alternative basis for funding the Loan and determining the applicable interest rate, interest periods and interest payment dates. If an alternative basis is agreed in writing within a period of thirty (30) days after such notification or such longer period for discussion as the Borrower and the Lender may agree, the alternative basis shall take effect in accordance with its terms.

7.3            Alternative Basis Determined by Lender for Outstanding Advances.
If an alternative basis is not so agreed and one or more Advances have been made, the Borrower shall pay interest to the Lender for the relevant Interest Period at the rate per annum equal to the aggregate of (i) the Margin and (ii) the cost (expressed as an annual interest rate) to the Lender of funding the Loan during the relevant Interest Period as certified in writing by the Lender.

7.4 Cancellation and Prepayment. If an alternative basis is not so agreed pursuant to Clause 7.2 and :-

7.4.1 if no Advance has been made, the Facility shall be cancelled and all sums outstanding under this Agreement shall be paid to the Lender at the end of the period for negotiation ascertained in accordance with Clause 7.2; or

7.4.2 if one or more Advances have been made, the Borrower may request to, or the Lender may require the Borrower to, prepay the Loan (in either case without any prepayment penalty), by way of giving written notice to the other party specifying a prepayment date which is not less than ninety (90) days after such notice is given. On the specified date the Facility shall be cancelled and the Borrower shall prepay the Loan in full together with interest thereon from the beginning of the relevant Interest Period to the date of prepayment. For this purpose, the interest rate from time to time applicable to the Lender shall be the rate ascertained in accordance with Clause 7.3 in relation to the relevant period.


8.             CHANGE OF LAW OR CIRCUMSTANCES

8.1 Unlawfulness. If it becomes unlawful for the Lender to give effect to its obligations hereunder, the Lender shall so notify the Borrower, whereupon the Lender's obligations under the Facility shall cease. The Borrower shall forthwith after such notification, or within such longer period as the Lender may certify as being permitted by the relevant law, prepay (without any prepayment penalty being payable) the Loan in full together with interest accrued thereon to the date of prepayment and any other monies owing hereunder to the Lender. The Lender shall notify the Borrower as soon as practicable if it receives notice that there will be any change in law as aforesaid.

8.2 Increased Cost. If the Lender determines that any change in any applicable law or regulation or in the interpretation or application thereof or compliance by the Lender with any applicable direction, request or requirement (whether or not having the force of law) of any competent governmental or other authority does or will :-

8.2.1 subject the Lender to any tax or other payment with reference to sums payable by the Borrower under this Agreement; or


8.2.2 impose on the Lender any other condition the effect of which is to (i) increase the cost to the Lender of funding under the Facility or (ii) reduce the amount of any payment receivable by, or the effective return to, the Lender in respect of the Facility or (iii) impose a cost on the Lender resulting from its funding under the Facility;

the Lender may notify the Borrower, and the Borrower shall from time to time upon demand pay to the Lender such amounts as are necessary to compensate it for such tax, payment, increased cost or reduction (each an "increased cost"). So long as the circumstances giving rise to such increased cost continue, the Borrower may, after giving the Lender not less than thirty (30) days' prior written notice, prepay (without any prepayment penalty being payable) all (but not only part of) the Loan, and upon the giving of such notice the Lender's obligation under the Facility shall cease. The Borrower shall in such event on the applicable date of prepayment prepay the Loan, interest accrued up to the date of prepayment and all other sums payable by the Borrower under this Agreement. Clause 6.3 shall apply to any such prepayment. In any case where the cost to the Lender of funding the Facility is increased, the Lender shall in any notification to the Borrower provide a certified schedule explaining how the increased cost applies to the Facility.





9.             TAXES AND OTHER DEDUCTIONS

9.1 No Deductions or Withholdings. All sums payable by the Borrower under this Agreement shall be paid in full without set-off or counterclaim or any restriction or condition and free and clear of any tax or other deductions or withholdings of any nature. If the Borrower or any other person is required by any law or regulation to make any deduction or withholding (on account of tax or otherwise) from any payment for the account of the Lender, the Borrower shall, together with such payment, pay such additional amount as will ensure that the Lender receives (free and clear of any tax or other deductions or withholdings other than those for which the Lender would otherwise have been liable) the full amount which it would have received if no such deduction or withholding had been required. The Borrower shall promptly forward to the Lender copies of official receipts or other evidence showing that the full amount of any such deduction or withholding has been paid over to the relevant taxation or other authority.

9.2 Advance Notification. If at any time the Borrower becomes aware that any such deduction, withholding or payment contemplated by Clause 9.1 is or will be required, it shall immediately notify the Lender and supply all available details thereof.

9.3 Tax Credits. In the event that the Lender actually receives the benefit of a tax credit or allowance resulting solely and directly from a payment by the Borrower under Clause 9.1 then the Lender shall pay to the Borrower such part of that benefit as in the opinion of the Lender will leave it (after such payments) in the same position that it would have been if the Borrower had not been required under Clause 9.1 to make payment on account of any deduction or withholding as referred to in Clause 9.1. Provided Always That the Lender shall :-

9.3.1 determine the amount of any such benefit in consultation with the Borrower;

9.3.2 have an absolute discretion as to the order and manner in which it employs or claims tax credits and allowances available to it; and

9.3.3 not be obliged to disclose to the Borrower any information regarding its tax affairs or tax compensations.


10.            FEES AND EXPENSES

10.1 Front-end Fee. The Borrower shall within fourteen (14) days from the date of this Agreement pay to the Los Angeles branch of the Lender a front-end fee of US$35,000.

10.2 Expenses. The Borrower shall forthwith on demand and whether or not any Advance is made pay to or reimburse the Lender for its own account for all costs, charges and expenses (including legal and other fees on a full indemnity basis and printing, translation, communication, advertisement, travel and all other out-of-pocket expenses properly and reasonably incurred by it in connection with the negotiation, preparation, execution and (where relevant) registration of this Agreement, the Security Documents and any other documentation required hereunder or thereunder and any amendment hereto or to any Security Document and any inspection, calculation, approval, consent or waiver to be conducted, made or given by the Lender pursuant to any provision of this Agreement or any Security Document, subject to a maximum sum of S$25,000.00.

10.3 Enforcement Costs. The Borrower shall from time to time forthwith on demand pay to or reimburse the Lender for all costs, charges and expenses (including legal and other fees on a full indemnity basis and all other out-of-pocket expenses including valuation costs) certified by the

Lender as being properly and reasonably incurred by it in exercising any of its rights or powers under this Agreement or any Security Document or in suing for or seeking to recover any sums due under this Agreement or any Security Document or otherwise preserving or enforcing its rights under this Agreement or any Security Document or in defending any claims brought against it by any third party in respect of this Agreement or any Security Document or in releasing or re-assigning any Security Document.

10.4 Duties. The Borrower shall pay all present and future stamp and other like duties and taxes and all notarial, registration, recording and other like fees certified by the Lender as being payable in respect of this Agreement or any Security Document and shall indemnify the Lender and the Security Agent against all liabilities, costs and expenses which may result from any default by the Borrower in paying such duties, taxes or fees.


11.            ADVERSE MARKET CHANGE

               Notwithstanding anything herein contained, if after the execution of this Agreement there shall come to the attention of the Lender such a change in national or international monetary, financial, political, economic or stock market conditions or currency exchange or interest rates or exchange controls as would, in the reasonable opinion of the Lender, be likely to prejudice materially the success of the Facility, the Lender may terminate this Agreement and upon such notice being given the parties hereto shall (except as otherwise specifically provided herein) be released and discharged from their respective obligations under this Agreement.

12.            PAYMENTS AND EVIDENCE OF DEBT

12.1 Advances. The Lender shall make available to the Borrower all Advances by payment in Singapore Dollars and in immediately available and transferable funds to such account in Singapore as the Borrower shall have previously agreed with the Lender.

12.2 Payments by Borrower. All payments by the Borrower under this Agreement shall be made to the Lender not later than 10:00 a.m. (Singapore time) on the relevant due date by payment in Singapore Dollars and in immediately available and transferable funds to such account of the Lender with such bank in Singapore as the Lender shall have designated for that purpose.

12.3 Banking Days. If any sum would otherwise become due for payment on a non-Banking Day that sum shall become due on the next following Banking Day and interest shall be adjusted accordingly, except that if any repayment due under Clause 6.1 would then become due in another calendar month such repayment shall become due on the immediately preceding Banking Day.

12.4 Evidence of Debt. The Lender shall maintain in its books in accordance with its usual practice a set of accounts recording the amounts from time to time owing by the Borrower hereunder. In any legal proceeding and otherwise for the purposes of this Agreement the entries made in such accounts shall, in the absence of manifest error, be conclusive as to the existence and amounts of the obligations of the Borrower recorded therein.

12.5 Certificate Conclusive and Binding. Where any provision of this Agreement provides that the Lender may certify or determine an amount or rate payable by the Borrower, a certificate by the Lender (signed by any of its officers) as to such amount or rate shall be conclusive and binding on the Borrower in the absence of manifest error.


13.            REPRESENTATIONS AND WARRANTIES

13.1 Representations and Warranties. The Borrower represents and warrants to the Lender that :-

13.1.1 each of the Borrower and the Security Parties is a company duly incorporated and validly existing under the laws of its country of incorporation and has full power, authority and legal right to own its property and assets and to carry on its business;

13.1.2 each of the Borrower and the Security Parties has the power to enter into, exercise its rights and perform and comply with its obligations under this Agreement and the Security Documents to which it is a party;

13.1.3 all actions, conditions and things required to be taken, fulfilled and done (including the obtaining of any necessary authorisation) in order to enable each of the Borrower and the Security Parties (i) to lawfully enter into, exercise its rights and perform and comply with its obligations under this Agreement and the Security Documents to which it is a party and (ii) to ensure that those obligations are valid, legally binding and enforceable have been taken, fulfilled and done;

13.1.4 the obligations of each of the Borrower and the Security Parties under this Agreement and the Security Documents to which it is a party are valid, binding and enforceable;

13.1.5 neither the execution of this Agreement or the Security Documents to which the Borrower or any Security Party is a party nor the performance by the Borrower or any Security Party of any of its obligations or the exercise of any of its rights hereunder or thereunder will conflict with or result in a breach of any law, regulation, judgment, order, authorisation, agreement or obligation applicable to it or cause any limitation placed on it or the powers of its directors to be exceeded or result in the creation of or oblige the Borrower or any Security Party to create a Charge in respect of any of its property or assets except in favour of the Lender under or pursuant to the Security Documents to which it is a party;

13.1.6 except for the registration of the Assignment of Property and the Mortgage with the Land Titles Registry in Singapore and the lodging with the Registry of Companies and Businesses of particulars of the charges created pursuant to the Security Documents, it is not necessary in order to ensure the validity, enforceability or admissibility in evidence in proceedings of this Agreement or any of the Security Documents in Singapore or any other relevant jurisdiction that it or any other document be filed or registered with any authority in Singapore, or elsewhere or that any tax be paid in respect thereof;

13.1.7 no material litigation, arbitration or administrative proceeding is currently taking place or pending or threatened against the Borrower or any Security Party or its assets or revenues which has or would have a material effect on its ability to perform its obligations hereunder or under any Security Document to which it is a party, with the exception of the current class action law suits against the Guarantor, full details of which have been furnished to the Lender;

13.1.8 neither the Borrower nor any Security Party is in default under any law, regulation, judgment, order, authorisation, agreement or obligation applicable to it or its assets or revenues, the consequences of which default could materially affect its ability to perform its obligations under this Agreement or any of the Security Documents to which it is a party and no Event of Default has occurred;

13.1.9 no Charge exists over all or any part of the assets or revenues of the Borrower (save in respect of the Borrower's automated storage and retrieval system) except as created by the Security Documents or liens arising by operation of law in the ordinary course of business or as previously disclosed in writing to and agreed by the Lender;

13.1.10 the Borrower has no indebtedness to any party except indebtedness arising in the ordinary course of its business or as previously disclosed in writing to and agreed by the Lender;

13.1.11 the most recent audited financial statements of the Borrower for the time being (including the audited profit and loss account and balance sheet) were prepared in accordance with applicable laws and regulations of Singapore and generally accepted accounting principles and policies in Singapore consistently applied (except for changes in such principles and policies required for the business expediency of the Borrower) and show a true and fair view of the financial position of the Borrower as at the end of, and the results of its operations for, the financial period to which they relate, and there has been no material adverse change in the business or financial condition of the Borrower since the date of such financial statements;

13.1.12 no meeting has been convened for the winding-up of the Borrower or any Security Party or for the appointment of a receiver, trustee, judicial manager or similar officer of it, its assets or any of them, no such step is intended by it and, so far as it is aware, no petition, application or the like is outstanding for its winding-up or for the appointment of a receiver, trustee, judicial manager or similar officer of it, its assets or any of them;

13.1.13 neither the Borrower nor any of its assets is entitled to immunity from suit, execution, attachment or other legal process, and its entry into this Agreement and each of the Security Documents to which it is a party constitutes, and the exercise of its rights and performance of and compliance with its obligations under this Agreement and each of the Security Documents to which it is a party will constitute, private and commercial acts done and performed for private and commercial purposes;

13.1.14 no information, exhibit or report furnished in writing by the Borrower or any Security Party to the Lender in connection with the negotiation of this Agreement or the Security Documents contained any misstatement of fact as at the date of such exhibit or report or as at the date when such information was given which was material in the context of this Agreement or the Security Documents or omitted to state a fact as at such date which in any such case would be materially adverse to the interests of the Lender under this Agreement or the Security Documents;

13.1.15 the Borrower is the legal and beneficial owner of all rights of the Lessee (as defined in the Building Agreement) under the Building Agreement, the Lease and the estate and right in the Property thereunder and the Property is free from any lien, mortgage, charge or encumbrance other than the Lessor's rights and entitlement under the terms of the Building Agreement and the Lease and the Assignment of Property and the Mortgage;

13.1.16        the accounting year of the Borrower ends on 31 May of each year;

13.1.17 the Borrower's paid up capital (including retained earnings) is not less than S$1,000,000; and

13.1.18 the Facility shall at all times be used exclusively for the purpose set out in Clause 2.2.

13.2 Continuing Representation and Warranty. The Borrower also represents and warrants to and undertakes with the Lender that the foregoing representations and warranties will be true and accurate throughout the continuance of this Agreement with reference to the facts and circumstances subsisting from time to time.

13.3 Acknowledgement of Reliance. The Borrower acknowledges that the Lender has entered into this Agreement in reliance upon the representations and warranties contained in this Clause.

14.            UNDERTAKINGS

14.1 Affirmative undertakings. The Borrower undertakes and agrees with the Lender throughout the continuance of this Agreement and so long as any sum remains owing hereunder that the Borrower will, unless the Lender otherwise agrees in writing :-

14.1.1 supply to the Lender (via Standard Chartered Bank Los Angeles or Standard Chartered Bank Singapore):-

               (i) as soon as they are available, but in any event within ninety (90) days after the end of each accounting year of the Borrower and the Guarantor, copies of their respective financial statements in respect of such accounting year (including a profit and loss account and balance sheet) together with the auditor's clearance letter with the final audited statutory accounts to be provided not later than one hundred and eighty (180) days after the end of each accounting year, such financial statements to be audited by an auditor acceptable to the Lender;

               (ii) as soon as they are available, but in any event within ninety (90) days after the end of each quarter of each accounting year of the Borrower and the Guarantor, copies of their respective unaudited financial statements (including a profit and loss account and balance sheet) prepared on a basis consistent with the audited financial statements of the Borrower and the Guarantor together with certificates signed by a director of the Borrower and the Guarantor (as applicable) to the effect that such financial statements are, in the opinion of such officer, true in all material respects and present fairly the financial position of the Borrower and the Guarantor (as the case may be) as at the end of, and the results of its operations for, such half-year period;

               (iii) as soon as practicable, copies of all financial statements and related financial information issued by the Borrower and the Guarantor to their respective creditors in general; and

               (iv) promptly on request, such additional financial or other information (including, but not limited to, cash flows and profit and loss projections) relating to the Borrower and the Guarantor, and any Security Party and use its best endeavours to supply the same in respect of any Security Party, as the Lender may from time to time reasonably request;

14.1.2 keep proper records and books of account in respect of its business and permit the Lender and/or any professional consultants appointed by the Lender at all reasonable times to inspect and examine the records and books of account of the Borrower and the Guarantor;

14.1.3         promptly inform the Lender in writing upon becoming aware of :-

               (i) any Event of Default or Prospective Event of Default (and of any action taken or proposed to be taken to remedy it) promptly after becoming aware of it;

               (ii) any litigation, arbitration or administrative proceeding as referred to in Clause 13.1.7; and

               (iii) any event coming to the knowledge of the Borrower which might have a material and adverse effect on the ability of the Borrower to perform its obligations hereunder;

14.1.4 maintain its corporate existence and conduct its business in a proper and efficient manner and in compliance with all laws, regulations, authorisations, agreements and obligations applicable to it and pay all taxes imposed on it when due (except those being contested in good faith);

14.1.5 procure that there is no change in its shareholdings without the prior written consent of the Lender, such consent not to be unreasonably withheld;

14.1.6 procure that no material amendment or supplement is made to the memorandum or articles of association of the Borrower, which has or may have a material effect on the ability of the Borrower to perform any of its obligations under this Agreement;

14.1.7 maintain in full force and effect all such authorisations as are referred to in Clause 13.1.3, and take steps to obtain and thereafter maintain in full force and effect any such authorisations which may become necessary or advisable for the purposes stated therein and comply with all conditions attached to all authorisations obtained;

14.1.8         (i)    keep itself and all its insurable assets (including the
                      Property) adequately insured with such insurance companies acceptable to the Lender against loss or destruction by fire, theft or flood and in amounts and on terms usual or current for insurances of property similar to the Property, including but not limited to construction all risks insurance and/or property all risks insurance covering the replacement value of the Property and in any event in an amount not less than one hundred percent (100%) of the Loan and punctually pay all premiums and deliver copies of receipts therefor to the Lender;

               (ii) assign absolutely the benefit of the said policies except third party liability insurance to the Lender; and

               (iii) procure that the interest of the Lender is noted on the said policies in a manner satisfactory to the Lender and that the proceeds thereof shall be payable directly to the Lender if the Lender has not otherwise been repaid;

14.1.9 use the Facility exclusively for the purposes specified in Clause 2.2;

14.1.10 punctually pay all sums due from it and otherwise comply with its obligations under this Agreement and all the Security Documents to which it is a party; and

14.1.11 at all times fully comply with all the terms, conditions, stipulations in the Building Agreement and the Lease and any valid order or notice made or served on the Borrower by any relevant authorities with respect to the Property;

14.1.12 not do or suffer to be done or omitted any act matter or thing in or in respect of the Property or any part thereof which shall contravene the provisions of law, rule or regulations now or hereafter affecting the Property;

14.1.13 it will from time to time on request by the Lender do or procure the doing of all such acts and will execute or procure the execution of all such documents as the Lender may reasonably consider necessary for giving full effect to this Agreement and the Security Documents or securing to the Lender the full benefits of all rights, powers and remedies conferred upon the Lender in this Agreement and the Security Documents; and

14.1.14 ensure and procure that all covenants set out in the Multicurrency Agreement to be observed by the Guarantor are duly observed and/or complied with by the Guarantor. Notwithstanding any termination or cancellation of said agreement, all such covenants shall be incorporated by reference hereto and shall remain in effect until this loan agreement is terminated subject to the terms and conditions herein.

14.2 Negative undertakings. The Borrower undertakes and agrees with the Lender throughout the continuance of this Agreement and so long as any sum remains owing hereunder that the Borrower will not, unless the Lender otherwise agrees in writing:-

14.2.1 merge or consolidate with any other entity or take any step with a view to dissolution, liquidation or winding-up except for mergers and consolidations between the Fritz Group of Companies;

14.2.2 invest in any other entity or provide financing to any person (save to companies within the Fritz Group of Companies) except by way of trade credit in the ordinary course of its business;

14.2.3 materially change the nature of its business or engage in any other activities other than those relating to freight forwarding, transport, distribution, customs broking, warehousing, commission, shipping, booking and chartering, save for involvement in the provision of financial services to the Fritz Group of Companies;

14.2.4 (whether by a single transaction or a number of related or unrelated transactions and whether at one time or over a period of time) sell, transfer, lease out, lend or otherwise dispose of (whether outright, by a sale-and-repurchase or sale-and-leaseback arrangement, or otherwise) all or substantially all of its assets nor of any part of its assets which, either alone or when aggregated with all other disposals required to be taken into account under this paragraph, is substantial in relation to its assets, taken as a whole or the disposal of which (either alone or when so aggregated) could have a material adverse effect on it except for :-

               (i)    disposals in the ordinary course of trading; and

               (ii) any disposal which the Lender shall have agreed shall not be taken into account;

14.2.5 make or grant any loan or advance or guarantee or in any other manner be or become directly or indirectly or contingently liable for any indebtedness or other obligation of any other person, except as may be necessary in the ordinary course of its business;

14.2.6 create or attempt to create, and shall not suffer or permit any of its subsidiaries to, directly or indirectly, make, create, incur, assume or suffer to exist any Charge upon or with respect to any part of its property, whether now owned or hereafter acquired, other than the following :-

               (i) any Charge created by the Security Documents or previously disclosed in writing to and agreed by the Lender as of the date of this Agreement;

               (ii) Charges for taxes, fees, assessments or other governmental charges which are not overdue or remain payable without penalty;

               (iii) carrier's, warehousemen's, mechanics', landlords', materialmen's, repairmen's or other similar liens arising in the ordinary course of business which are not overdue or remain payable without penalty or which are being contested in good faith and by appropriate proceedings, which proceedings have the effect of preventing the forfeiture or sale of the property subject thereto;

               (iv) Charges on the property of the Borrower or any of its subsidiaries securing the non-overdue performance of bids, trade contracts (other than for borrowed money), leases or statutory obligations, contingent obligations or surety and appeal bonds and other non-delinquent obligations of a like nature, in each case, incurred in the ordinary course of business; provided that all such Charges in the aggregate would not (even if enforced) cause a material adverse effect on the ability of the Borrower to perform its obligations hereunder and that none of such Charges secure any indebtedness;

               (v) liens consisting of judgment or judicial attachment liens, provided that the enforcement of such liens is effectively stayed and all such liens in the aggregate at any time outstanding for the Borrower and its subsidiaries do not exceed S$1,000,000;

               (vi) easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or interfere with the ordinary conduct of the businesses of the Borrower and its subsidiaries;

               (vii) Charges on assets of corporations which become the Borrower's subsidiaries after the date of this Agreement; provided that such Charges existed at the time the respective corporations became subsidiaries and were not created in anticipation thereof; provided that any indebtedness secured by such Charges shall not exceed twenty percent (20%) of the Borrower's total assets on an unconsolidated basis;

               (viii) purchase money security interests on any property
                      acquired or held by the Borrower or any of its subsidiaries in the ordinary course of business, securing indebtedness incurred or assumed for the purpose of financing all or any part of the cost of acquiring such property; provided that (a) any such Charge attaches to such property concurrently with or within twenty (20) days after the acquisition thereof (or in the case of the construction of improvements on real property, twenty
                      (20) days after substantial completion thereof), (b) such Charge attaches solely to the property so acquired in such transaction, (c) the principal amount of the debt secured thereby and does not exceed one hundred percent (100%) of the cost of such property, (d) the principal amount of the indebtedness secured by any and all such purchase money security interests shall not at any time exceed twenty percent (20%) of the Borrower's total assets on an unconsolidated basis and (e) no such Charge which attaches after the date of this Agreement is on any software or data (including data pertaining to accounts receivable) used in connection with the accounting or other management information systems of the Borrower or any of its subsidiaries;

               (ix) liens securing obligations in respect of capital leases on assets subject to such leases; provided that such capital leases are otherwise permitted hereunder and that the indebtedness secured by such liens shall not exceed twenty percent (20%) of the Borrower's total assets on an unconsolidated basis and no such Charge which attaches after the date of this Agreement is on any software or data (including data pertaining to accounts receivable) used in connection with the accounting or other management information systems of the Borrower or any of its subsidiaries; and

               (x) liens arising solely by virtue of any statutory or common law provision relating to banker's liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depository institution; provided that (a) such deposit account is not a dedicated cash collateral account and is not subject to restrictions against access by the Borrower, and (b) such deposit account is not intended by the Borrower or any subsidiary to provide collateral to the depository institution;

14.2.7         borrow or raise credit save and except :-

               (i)    from the Lender pursuant to this Agreement;

               (ii) from other banks or financial institutions for the purpose of satisfying the Borrower's working capital requirements, provided that such parties' rights in respect of such borrowing or raising of credit is subordinated (in such manner as may be required by the Lender) to the Lender's rights under the Facility;

               (iii) indebtedness existing on the date of this Agreement and disclosed to the Lender;

               (iv) indebtedness incurred in the ordinary course of its business; or

               (v) indebtedness secured by Charges permitted by Clause 14.2.6(vii), (viii) and (ix) in an aggregate amount outstanding not to exceed twenty percent (20%) of the Borrower's total assets on an unconsolidated basis;

               without the prior written consent of the Lender;

14.2.8 enter into any agreement or obligation which might materially an adversely affect its financial or other condition;

14.2.9 it will not, without the prior consent in writing of the Lender, sell or otherwise dispose or part with possession of, or agree, conditionally or unconditionally, to sell or otherwise dispose or part with possession of, any of its interest in the Property or the building(s) thereon;


15.            EVENTS OF DEFAULT

15.1 Events of Default. Each of the following events and circumstances shall be an Event of Default :-

15.1.1 the Borrower fails to pay any sum payable under this Agreement or any Security Document to which it is a party within ten (10) Banking Days of such sum becoming due;

15.1.2 the Borrower or any Security Party fails duly and punctually to perform or comply with any of its respective obligations, representations, warranties or undertakings hereunder or under any Security Document to which it is a party and in respect only of a failure which is capable of remedy and which is not a failure to pay money, does not remedy such failure to the Lender's satisfaction within thirty (30) days (or such longer period as the Lender may approve) after receipt of written notice from the Lender requiring it to do so;

15.1.3 any representation or warranty made or deemed to be made or repeated by the Borrower or any Security Party in or in connection with this Agreement or any Security Document proves to have been incorrect or misleading in any material respect;

15.1.4 the Borrower or any Security Party defaults or receives notice of default of performance or compliance with any term or condition under any agreement or obligation relating to borrowing (including, without limitation, the Guarantor under the Multicurrency Agreement) or any indebtedness of the Borrower or any Security Party in an aggregate amount of the Singapore Dollar equivalent of US$2,500,000 becomes payable or capable of being declared payable before its stated maturity or is not paid within seven (7) days of such payment becoming due or any Charge, guarantee or other security now or hereafter created by the Borrower or any Security Party becomes enforceable;

15.1.5 any of the consents, approvals or authorisations referred to in Clause 14.1.7 is not granted or ceases to be in full force and effect or is modified in a manner which, in the opinion of the Lender, would materially and adversely affect the operations, business or financial condition of the Borrower or the ability of the Borrower to perform its obligations under this Agreement or any Security Document to which it is a party, or if any law, regulation, judgment or order suspends, varies, terminates or excuses performance by the Borrower of any of its obligations under this Agreement or any Security Document to which it is a party or purports to do any of the same;

15.1.6 a creditor takes possession of all or a material part of the business or assets of the Borrower or any execution or other legal process is enforced against the business or any material asset of the Borrower and is not discharged within thirty (30) days;

15.1.7 a petition is presented or a proceeding is commenced or an order is made or an effective resolution is passed or any other step is taken by any person for the winding-up, insolvency, judicial management, administration, reorganisation, reconstruction, dissolution or bankruptcy of the Borrower or for the appointment of a liquidator, receiver, judicial manager, administrator, trustee or similar officer of the Borrower or of all or any part of its business or assets and such petition, proceeding, order or resolution is not discharged or nullified within thirty (30) days of its occurrence;

15.1.8 the Borrower stops or suspends payments to its creditors generally or is unable or admits its inability to pay its debts as they fall due or seeks to enter into any composition or other arrangement with its creditors or is declared or becomes insolvent;

15.1.9 any event occurs which has an effect analogous to the matters set out in Clauses 15.1.6, 15.1.7 and 15.1.8 above in any jurisdiction in which the Borrower carries on business;

15.1.10 the Borrower ceases to carry on its business or any substantial part thereof or changes the nature or scope of its business or the Borrower disposes of or any governmental or other authority expropriates all or any substantial part of its business or assets;

15.1.11 any event which has an effect equivalent or similar to any of the events described in Clauses 15.1.6., 15.1.7, 15.1.8 or
               15.1.10 above occurs, mutatis mutandis, in relation to any Security Party;

15.1.12 this Agreement, any Security Document, or any provision hereof or thereof ceases for any reason to be in full force and effect or is terminated or becomes invalid or unenforceable or if there is any dispute regarding the validity or enforceability of the same which is not resolved within thirty (30) days from the date of the dispute having arisen or if there is any purported termination otherwise than in accordance with its terms or repudiation of the same or it becomes impossible or unlawful for the Borrower or any other party thereto to perform any of its respective obligations hereunder or thereunder or for the Lender to exercise all or any of its rights, powers and remedies hereunder or thereunder;

15.1.13 the whole or a substantial part of the Property or any material part thereof is seized, expropriated or subject to any compulsory acquisition or requisition for use or is wholly destroyed, or any material damage occurs in respect of the buildings on the Property, whether insured or not;

15.1.14 any situation occurs which in the opinion of the Lender gives reasonable grounds to believe that a material adverse change in the business or financial condition or prospects of the Borrower or any Security Party has occurred which cannot be reversed within thirty (30) days and that as a result the ability of the Borrower or any such other party to perform its respective obligations hereunder or under any Security Document to which it is a party has been or will be materially and adversely affected.

15.2 Declarations. If an Event of Default has occurred and is continuing the Lender may, by written notice to the Borrower :-

15.2.1 declare the Loan, accrued interest and all other sums payable hereunder to be, whereupon they shall become, immediately due and payable without further demand, notice or other legal formality of any kind, and/or

15.2.2 declare the Facility terminated whereupon the obligation of the Lender to make further Advances hereunder shall immediately cease.

16.            DEFAULT INTEREST

16.1 Rate of Default Interest. If the Borrower fails to pay any sum payable under this Agreement when due, the Borrower shall pay interest on such sum from and including the due date to the date of actual payment (as well after as before judgment) at the rate per annum computed by the Lender to be the higher of :-

16.1.1 the rate of interest (if any) payable in respect of such sum immediately before the due date; or

16.1.2         the aggregate of (i) five percent (5%), (ii) the Margin and
               (iii) SIBOR calculated with reference to such periods and such amounts as the Lender may reasonably consider appropriate or, if Clause 7.1 applies, the rate from time to time certified by the Lender to be the rate representing the cost to it of funding the unpaid sum. For these purposes, SIBOR shall be determined by the Lender on such date or dates on or after the due date for payment as the Lender may reasonably select.

16.2 Calculation of Default Interest. Interest at the rate or rates determined from time to time as aforesaid shall accrue from day to day, shall be calculated on the basis of the actual number of days elapsed and a 360 day year shall be compounded at the end of each successive funding period which may reasonably be considered appropriate by the Lender for the purposes of this Clause and shall be payable from time to time on demand. The Lender shall notify the Borrower of the duration of each funding period and each interest rate determined under this Clause.


17.            INDEMNITIES AND SET-OFF

17.1 General Indemnity. The Borrower shall indemnify the Lender against all losses, liabilities, damages, costs and expenses (including loss of profit) which the Lender may reasonably incur as a consequence of any Event of Default or any other breach by the Borrower of any of its obligations under this Agreement or any failure to borrow in accordance with a Notice of Drawing or any prepayment under this Agreement (except under Clause 6.2, and Clause 9.2) or otherwise in connection with this Agreement (including any loss or expense incurred in liquidating or redeploying funds acquired to maintain the Loan or arranged for the purpose of a proposed Advance (as the case may be) and any interest or fees incurred in funding any unpaid sum, but taking into account any interest paid by the Borrower in respect of such unpaid sum under Clause 16.

17.2 Currency Indemnity. Singapore Dollars shall be the currency of account and of payment in respect of sums payable under this Agreement. If an amount is received in another currency, pursuant to a judgment or order or in the liquidation of the Borrower or otherwise, the Borrower's obligations under this Agreement shall be discharged only to the extent that the Lender may purchase Singapore Dollars with such other currency in accordance with normal banking procedures upon receipt of such amount. If the amount in Singapore Dollars which may be so purchased, after deducting any costs of exchange and any other related costs, is less than the relevant sum payable under this Agreement, the Borrower shall indemnify the Lender and the Security Agent against the shortfall. This indemnity shall be an obligation of the Borrower independent of and in addition to its other obligations under this Agreement and shall take effect notwithstanding any time or other concession granted to the Borrower or any judgment or order being obtained or the filing of any claim in the liquidation, dissolution or bankruptcy (or analogous process) of the Borrower.

17.3 Set-Off. If an Event of Default has occurred, the Lender shall (without prejudice to any general or banker's lien, right of set-off or any other right to which it may be entitled) have the right, upon notice to the Borrower, to set off and apply any credit balance on any account (whether subject to notice or not and whether matured or not and in whatever currency) of the Borrower with the Lender and any other indebtedness owing by the Lender (as the case may be) to the Borrower, against the liabilities of the Borrower under this Agreement, the Lender is authorised to purchase with the monies standing to the credit of any such account such other currencies as may be necessary for this purpose.


18.            AMENDMENTS

               Any amendment or waiver of any provision of this Agreement and any waiver of any default under this Agreement shall only be effective if made in writing and signed by or on behalf of the Borrower and the Lender.


19.            WAIVER AND SEVERABILITY

               Time is of the essence of this Agreement but no failure or delay by the Lender in exercising any right, power or remedy hereunder shall impair such right, power or remedy or operate as a waiver thereof, nor shall any single or partial exercise of the same preclude any further exercise thereof or the exercise of any other right, power or remedy. The rights, powers and remedies herein provided are cumulative and do not exclude any other rights, powers and remedies provided by law. If at any time any provision of this Agreement is or becomes illegal, invalid or unenforceable in any respect under the law of any jurisdiction, the legality, validity and enforceability of such provision under the law of any other jurisdiction, and of the remaining provisions of this Agreement, shall not be affected or impaired thereby.


20.            MISCELLANEOUS

20.1 Entire Agreement. This Agreement and the documents referred to herein constitute the entire obligation of the Lender and supersede any previous expressions of intent or understandings in respect of this transaction.

20.2 Counterparts. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts which when taken together shall be deemed to constitute one agreement.


21.            ASSIGNMENT

21.1 The Borrower. This Agreement shall be binding on and inure to the benefit of the Borrower and its successors, but the Borrower shall not assign any of its rights hereunder.

21.2 The Lender. This Agreement shall be binding on and inure to the benefit of the Lender and its successors and permitted assigns. The Lender may at any time, subject to giving prior notice to the Borrower, assign to any one or more banks or other third party (an "assignee lender") all (but not only part of) its rights, benefits and obligations of the Lender under or arising out of this Agreement and the Security Documents.

21.3 Disclosure. The Lender may disclose to any assignee, transferee or participant or potential assignee, transferee or participant on a confidential basis such public information about the Borrower as the Lender shall consider appropriate. The Lender and any person to whom disclosure has been made pursuant to this Clause may also make such disclosures as may be required by any applicable law or regulation of the United States of America or elsewhere. All information concerning the Borrower of a non-public nature may only be disclosed with the prior consent of the Borrower.

21.4 Reference Banks. The Lender may, at any time, replace any Reference Bank at any time with such other reputable bank as the Lender shall designate and the Lender shall give notice of any such replacement to the Borrower.


22.            NOTICES

22.1 Delivery. Each notice, demand or other communication to be given or made under this Agreement shall be in writing and delivered or sent to the relevant party at its address or fax number set out below (or such other address or fax number as the addressee has by five (5) days' prior written notice specified to the other parties) :-


To the Borrower:      Fritz Logistics (S) Pte Ltd
                      6 Changi South Lane
                      Singapore 486400

                      Fax Number          :  546 4748
                      Attention           :  Mr Ong Chong Hock

With copies to:       Fritz Companies, Inc.
                      706 Mission Street, Suite 600
                      San Francisco, CA 94103
                      United States of America

                      Fax Number          : 1 (415) 904 8326/904 8772
                      Attention           : General Counsel / Treasurer

To the Lender:        Standard Chartered Bank
                      6 Battery Road #07-00
                      Singapore 049909

                      Fax Number          :  538 9363
                      Attention           :  Ms Agatha Lee

22.2 Deemed Delivery. Any notice, demand or other communication so addressed to the relevant party shall be deemed to have been delivered (a) if given or made by letter, when actually delivered to the relevant address, and
(b) if given or made by fax, when despatched, provided that, if such day is not a working day in the place to which it is sent, such notice, demand or other communication shall be deemed delivered on the next following working day at such place.

22.3 Language. Each notice, demand or other communication hereunder and any other documents required to be delivered hereunder shall be either in English or accompanied by a certified translation thereof into the English language.




23.            GOVERNING LAW AND JURISDICTION

23.1 Law. This Agreement and the rights and obligations of the parties hereunder shall be governed by and construed in accordance with the laws of Singapore.

23.2 Jurisdiction. The Borrower agrees that any legal action or proceeding arising out of or relating to this Agreement may be brought in the courts of Singapore and irrevocably submits to the non-exclusive jurisdiction of such courts.

23.3 No Limitation on Right of Action. Nothing herein shall limit the right of the Lender to commence any legal action against the Borrower and/or its property in any other jurisdiction or to serve process in any manner permitted by law, and the taking of proceedings in any jurisdiction shall not preclude the taking of proceedings in any other jurisdiction whether concurrently or not.

23.4 Waiver, Final Judgement Conclusive. The Borrower hereby irrevocably and unconditionally waives any objection which it may now or hereafter have to the choice of Singapore as the venue of any legal action arising out of or relating to this Agreement. The Borrower also agrees that a final judgment against it in any such legal action shall be final and conclusive and may be enforced in any other jurisdiction, and that a certified or otherwise duly authenticated copy of the judgment shall be conclusive evidence of the fact and amount of its indebtedness.

               IN WITNESS WHEREOF this Agreement has been executed by the parties hereto on the day and year first above written.





THE BORROWER

SIGNED for and on behalf of                         )
                                                    )
FRITZ LOGISTICS (S) PTE LTD                         )
                                                    )
by :- David Hampton                                 )


by :- K. C. Ong




THE LENDER

SIGNED for and on behalf of                         )
                                                    )
STANDARD CHARTERED BANK                             )
                                                    )
by :- Andrew P. Charlton                            )


by :- Mary J. Machado-Schammel




THE GUARANTOR

SIGNED for and on behalf of                         )
                                                    )
FRITZ COMPANIES, INC.                               )
                                                    )
by :- Robert Arovas

by :- Ronald W. Womack                              )

                                   SCHEDULE 1

                           FORM OF NOTICE OF DRAWING



From     :       Fritz Logistics (S) Pte Ltd
To       :       Standard Chartered Bank



n 1997



Dear Sirs,

S$19,500,000 LOAN FACILITY:
LOAN AGREEMENT DATED n

We refer to the above Loan Agreement, and hereby give notice that we wish to make a Drawing under the Facility on n 199n in the amount of S$n.

The proceeds of the Drawing are to be used exclusively for the purposes specified in the Loan Agreement.

The proceeds of the Drawing should be disbursed to [specify account details or the ways of disbursed].

The First Interest Period in relation to the Advance shall be n month (subject as provided in Clause 5.2 of the Loan Agreement).

The Cost of Funds shall be calculated with reference to the [Swap Rate/SIBOR]*.

We confirm that :-

(a) the representations and warranties set out in Clause 13.1 of the Loan Agreement, repeated with reference to the facts and circumstances subsisting at the date of this notice, remain true and correct; and


*  Please delete where appropriate


(b) no Event of Default or Prospective Event of Default has occurred which remains unwaived or unremedied or would result from the making of the Drawing.


Terms defined in the Loan Agreement have the same meanings when used in this notice.





For and on behalf of
Fritz Logistics (S) Pte Ltd